UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Equinor ASA

(Exact name of registrant as specified in its charter)

Kingdom of Norway	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Forusbeen 50, N-4035, Stavanger, Norway
(Address of Principal Executive Offices)	(Zip Code)

Equinor US Holdings Inc. Employee Share Purchase Plan

(Full title of the plan)

Equinor US Holdings Inc.

120 Long Ridge Rd

Suite 3E01

Stamford, CT 06902 U.S.A.

(Name and address of agent for service)

(203) 978-6900

(Telephone number, including area code, of agent for service)

Please send copies of all communications to:

John Horsfield-Bradbury, Esq.

Sullivan & Cromwell LLP

1 New Fetter Lane

London EC4A 1AN

England

Tel. No.: +44 20 7959 8491

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.

CALCULATION OF REGISTRATION FEE

Title of securities to be registered (1)	Amount to be registered (2)	Proposed maximum offering price (3)	Proposed maximum aggregate offering price (3)	Amount of registration fee
Ordinary Shares of Equinor ASA, nominal value of NOK 2.50 each	8,000,000.00	$28.30	$226,400,000.00	$20,987.28

Notes:

1.

American Depositary Receipts evidencing American Depositary Shares (“ADS”) issuable on deposit of Ordinary Shares have been registered pursuant to a separate Registration Statement on Form F-6 (File No. 333-229229).

2.

The amount of Ordinary Shares being registered with respect to the Equinor US Holdings Inc. Employee Share Purchase Plan represents the estimated maximum aggregate amount issuable to the Registrant’s employees in the United States pursuant to such plan.

3.

Estimated solely for purposes of calculating the registration fee. Pursuant to Rules 457(c) and 457(h) under the Securities Act of 1933, as amended, the average of the high and low prices of the ADS as reported on the New York Stock Exchange on February 2, 2022.

Part I

INFORMATION REQUIRED IN THE SECITON 10(a) PROSPECTUS

All information required by Part I of Form S-8 to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”) and the Note to Part I of Form S-8. The document(s) containing the information specified in Part I will be delivered to the participants in the plan covered by this Registration Statement as required by Rule 428(b) under the Securities Act. These documents and the documents incorporated herein by reference pursuant to Item 3 of Part II of this registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The rules of the Securities and Exchange Commission (the “Commission”) permit Equinor ASA (the “Registrant”) to incorporate by reference information into this Registration Statement. The following documents are incorporated herein by reference:

a)	The Registrant’s Annual Report on Form 20-F for the fiscal year ended December 31, 2020 (https://www.sec.gov/Archives/edgar/data/1140625/000114062521000006/eqnr20f20.htm);

b)	The Registrant’s Reports on Form 6-K dated July 28, 2021 (https://www.sec.gov/Archives/edgar/data/0001140625/000114062521000023/eqnr2q21-mda_6k.htm);

c)

The description of the Ordinary Shares of the Registrant contained in its Registration Statement on Form 8-A, filed with the Commission on June 12, 2001, and any amendment or report filed for the purpose of updating such description; and

d)

The description of the American Depositary Shares of the Registrant contained in its Registration Statement on Form F-6 filed with the Commission on January 14, 2019 (File No. 333-229229) (https://www.sec.gov/Archives/edgar/data/0001140625/000119380519000051/e618145_f6-equinor.htm) and any amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this Registration Statement to the extent that a statement contained herein or in any other document subsequently filed or furnished which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

The Registrant maintains insurance for the indemnification of its directors and officers against certain liabilities which they may incur in their capacities as such, including insurance against liabilities under the Securities Act.

Neither Norwegian law nor the Registrant’s articles of association contain any provision concerning indemnification by the Registrant of its board of directors.

The directors, the Chief Executive Officer and the members of the Registrant’s corporate assembly can each be held liable for any damage they negligently or willfully cause to the Registrant. Norwegian law permits the Registrant’s general meeting to exempt any such person from liability, but the exemption is not binding if substantially correct and complete information was not provided at the general meeting when the decision was taken. If a resolution to grant such exemption from liability or to not pursue claims against such a person has been passed by a general meeting with a smaller majority than that required to amend the Registrant’s articles of association, shareholders representing more than 10 percent of the share capital or (if there are more than 100 shareholders) more than 10 percent of the number of shareholders may pursue the claim on the Registrant’s behalf and in its name. The cost of any such action is not the Registrant’s responsibility, but can be recovered by any proceeds it receives as a result of the action. If the decision to grant exemption from liability or to not pursue claims is made by such a majority as is necessary to amend the articles of association, the minority shareholders cannot pursue a claim in the Registrant’s name. These provisions are not relevant for investors who are pursuing their own claim arising from their investment in the securities.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

4.1	English translation of the Articles of Association of Equinor ASA, as amended (incorporated by reference to Exhibit 1 of the Registrant’s Annual Report on Form 20-F for the year ended December 31, 2020 https://www.sec.gov/Archives/edgar/data/0001140625/000114062521000006/exhibit_1.htm

23.1	Consent of Ernst & Young AS

23.2	Consent of KPMG AS

23.3	Consent of DeGolyer and MacNaughton

24.1	Power of Attorney (included on signature pages)

107	Filing Fee Table

Item 9. Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraph (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

(2)

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from the registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted against the Registrant by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Stavanger, Kingdom of Norway, on February 9, 2022.

EQUINOR ASA

By:	/s/ Ulrica Fearn
Name: Ulrica Fearn
Title: Chief Financial Officer and Executive Vice President

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Ulrica Fearn his or her true and lawful attorney-in-fact, with power of substitution, in his or her name, place and stead, in any and all capacities to sign any and all amendments (including post-effective amendments) and supplements to this Registration Statement on Form S-8 and to cause the same to be filed with the Securities and Exchange Commission, hereby granting to said attorney-in-fact full power and authority to do and perform all and every act and thing whatsoever requisite or desirable to be done in and about the premises as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all acts and things that said attorney-in-fact, or his substitute or substitutes, may lawfully do or cause to be done by virtue of these presents.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

SIGNATURE	TITLE	DATE

/s/ Jon Erik Reinhardsen JON ERIK REINHARDSEN	Chair of the Board	February 9, 2022

/s/Anders Opedal ANDERS OPEDAL	President and Chief Executive Officer (Principal Executive Officer)	February 9, 2022

/s/ Ulrica Fearn ULRICA FEARN	Chief Financial Officer and Executive Vice President (Principal Financial and Accounting Officer)	February 9, 2022

/s/ Jeroen van der Veer JEROEN VAN DER VEER	Non-Executive Director	February 9, 2022

BJØRN TORE GODAL	Non-Executive Director	February 9, 2022

PER MARTIN LABRÅTHEN	Non-Executive Director	February 9, 2022

/s/ Tove Andersen TOVE ANDERSEN	Non-Executive Director	February 9, 2022

/s/ Rebekka Glasser Herlofsen REBEKKA GLASSER HERLOFSEN	Non-Executive Director	February 9, 2022

/s/ Finn Bjørn Ruyter FINN BJØRN RUYTER	Non-Executive Director	February 9, 2022

STIG LÆGREID	Non-Executive Director	February 9, 2022

/s/ Anne Drinkwater ANNE DRINKWATER	Non-Executive Director	February 9, 2022

/s/ Jonathan Lewis JONATHAN LEWIS	Non-Executive Director	February 9, 2022

/s/ Hilde Møllerstad HILDE MØLLERSTAD	Non-Executive Director	February 9, 2022

SIGNATURE OF AUTHORIZED REPRESENTATIVE OF THE REGISTRANT

As required by the Securities Act, as amended, the undersigned, the duly authorized representative in the United States of the Registrant, has signed this Registration Statement in the City of Stamford, State of Connecticut, on February 9, 2022.

EQUINOR U.S. HOLDINGS, INC.

By:	/s/ Charles O’Brien II
Name: Charles O’Brien II
Title: Manager Legal